Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of December 30, 2011 (the “Agreement”) by and among HARMONY METALS, INC, a Florida corporation (“HRMY”), NUVEL INC., a Delaware corporation (“NuVel”), all of the shareholders of NuVel whose names are set forth on Exhibit A attached hereto (the “NuVel Holders”), the stockholders of HRMY whose names are set forth on Exhibit B attached hereto (the “Affiliate HRMY Holders”), and Law Offices of Michael H. Hoffman, P.A. (the “Escrow Agent”).

WHEREAS, the authorized capital of HRMY consists of 100,000,000 shares of common stock, par value $.001 per share (the "HRMY Common Stock"), and 15,000,000 shares of preferred stock, par value $.001 per share (the "HRMY Preferred Stock"). Of such authorized capital, 9,407,500 shares of HRMY Common Stock and no shares of HRMY Preferred Stock are issued and outstanding;

WHEREAS, the NuVel Holders own the number of shares of Common Stock, par value $.001 per share of NuVel (“NuVel Common Stock”) set forth opposite their respective names on Exhibit A;

WHEREAS, the Affiliate HRMY Holders own the number of shares of HRMY Common Stock, set forth opposite their respective names on Exhibit B;

WHEREAS, the stockholders of HRMY whose names are set forth on Exhibit C attached hereto (the “Non-Affiliate HRMY Holders”) own the number of shares of HRMY Common Stock, set forth opposite their respective names on Exhibit C;

WHEREAS, each of the NuVel Holders believes it is in such person’s best interest to exchange all of the NuVel Common Stock held by such person for the number of shares of HRMY Common Stock set forth opposite such person’s name on Exhibit A attached hereto;

WHEREAS, HRMY believes it is in its best interest to acquire NuVel Common Stock in exchange for HRMY Common Stock as set forth herein; and

WHEREAS, it the intention of the parties that:  (i) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”) and applicable blue sky laws.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF NUVEL SECURITIES FOR HRMY COMMON STOCK

Section 1.1       On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the NuVel Holders shall sell, assign, transfer, convey and deliver all of the NuVel Common Stock held by them to HRMY, and HRMY shall accept the NuVel Common Stock from the NuVel Holders in exchange for the issuance to the NuVel Holders of the number of shares of HRMY Common Stock set forth opposite the names of the NuVel Holders on Exhibit A hereto (the “Share Exchange Transaction”).

Section 1.2         Capitalization.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, HRMY shall have authorized capital consisting of (i) 100,000,000 shares of HRMY Common Stock, of which 9,407,500 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and (ii) 15,000,000 shares of HRMY Preferred Stock, none of which is issued and outstanding.

Section 1.3          Closing.  The closing of the Share Exchange Transaction (the "Closing") shall take place at 10:00 a.m. E.S.T. on the business day when the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Guzov Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, the NuVel Holders shall deliver to HRMY the stock certificates representing 100% of the NuVel Common Stock, duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank.  In full consideration and exchange for the NuVel Common Stock, HRMY shall issue and exchange with each NuVel Holder the number of shares of HRMY Common Stock set forth opposite the name of such NuVel Holder on Exhibit A.

Section 1.4          Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HRMY AND AFFILIATE HRMY HOLDERS

Each of HRMY and the Affiliate HRMY Holders hereby severally represents and warrants with respect to HRMY that:

Section 2.1          Corporate Organization

a.           HRMY is a corporation duly incorporated, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by HRMY or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of HRMY (a "HRMY Material Adverse Effect");

b.           Copies of the Amended and Restated Articles of Incorporation and Bylaws of HRMY, with all amendments thereto to the date hereof, have been furnished to NuVel . Such copies are accurate and complete as of the date hereof and neither of the foregoing documents have been amended since being furnished to NuVel.  The minute books of HRMY are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of HRMY from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of HRMY.

Section 2.2          Capitalization of HRMY.  The authorized capital stock of HRMY consists of (i) 100,000,000 shares of HRMY Common Stock, of which 9,407,500 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and (ii) 15,000,000 shares of HRMY Preferred Stock, none of which is issued and outstanding. All of the HRMY Common Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  HRMY has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding.  There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from HRMY, or agreements obligating HRMY to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of HRMY (whether debt, equity, or a combination thereof) or obligating HRMY to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require HRMY to repurchase any of its Common Stock.  There are no preemptive or similar rights granted by HRMY with respect to its capital stock.  There are no anti-dilution or price adjustment provisions contained in any security issued by HRMY.  HRMY is not a party to and no stockholder of HRMY is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of HRMY, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of HRMY.  The Share Exchange Transaction does not obligate HRMY to issue any shares of capital stock or other securities to any individual or any entity (other than the NuVel Holders) and will not result in a right of any holder of HRMY securities, by agreement with HRMY, to adjust the exercise, conversion, exchange or reset price under such securities.

Section 2.3          Subsidiaries and Equity Investments.  HRMY has no subsidiaries or equity interest in any corporation, partnership or joint venture, except for Harmony Metals Designs, Inc., a Florida Corporation.

Section 2.4          Status of Securities. The HMRY Common Stock (i) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (ii) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Articles of Incorporation, as amended, and will have such rights and preferences at the Closing, and (iv) are free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”), and will be free and clear of all Encumbrances at the Closing (other than Encumbrances created by the NuVel Holders and restrictions on the resale of the HRMY Common Stock under applicable securities laws).

Section 2.5          Authorization and Validity of Agreements.  HRMY has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by HRMY and the consummation by HRMY of the transactions contemplated hereby have been duly authorized by all necessary corporate action of HRMY, and except for executing and filing Articles of Share Exchange for the transactions contemplated hereby with the Florida Secretary of State, no other corporate proceedings or actions on the part of HRMY are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No HRMY shareholders approvals are required to consummate the transactions contemplated hereby.

Section 2.6           No Conflict or Violation.  The execution, delivery and performance of this Agreement by HRMY does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, both as amended, and does not and will not with respect to HRMY violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which HRMY is a party or by which it is bound or to which any of its properties or assets is subject, nor with respect to HRMY will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of HRMY,.

Section 2.7           Consents and Approvals.  Except for executing and filing Articles of Share Exchange for the transactions contemplated hereby with the Florida Secretary of State, no consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by HRMY or performance by HRMY of its obligations hereunder.

Section 2.8           Absence of Certain Changes or Events.  Since the date of the latest audited financial statements included within the filings with the Securities and Exchange Commission (the “SEC”), except as specifically disclosed in the filings with the SEC, (i) there has been no event that could result in a Material Adverse Effect, (ii) HRMY has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of the business consistent with past practice, (iii) HRMY has not altered its method of accounting or the identity of its auditors, except as disclosed in its filings with SEC, (iv) HRMY has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) HRMY has not issued any equity securities.

Section 2.9           Survival; Representation Date.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by HRMY and the Affiliate HRMY Holders at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

Section 2.10         Litigation.  HRMY is not a party to any suit, action, arbitration or legal, administrative or other proceeding, nor is there any governmental investigation which is pending or threatened against or affecting HRMY or its, business, assets or financial condition. HRMY is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.

Section 2.11         Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of HRMY in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.12         Brokers’ Fees.  HRMY is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against HRMY, NuVel or NuVel Holders for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by HRMY.

Section 2.13         Financial Statements. HRMY’s financial statements (the “Financial Statements”) contained in its filings with the SEC have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements do not contain all footnotes required by U.S. GAAP.  The Financial Statements fairly present the financial condition and operating results of HRMY as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  Except as set forth in the Financial Statements, HRMY has no material liabilities (contingent or otherwise).  HRMY is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  HRMY maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP until Closing.

Section 2.14         Securities Laws. HRMY has complied in all material respects with applicable federal and state securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as such laws, rules and regulations apply to HRMY and its securities; and all shares of capital stock of HRMY have been issued in accordance with applicable federal and state securities laws, rules and regulations.  There are no stop orders in effect with respect to any of HRMY’s securities.

Section 2.15         Tax Returns, Payments and Elections.

(i)         Except for 2010 Florida state tax return on form F-1120 for HRMY which was filed late on December 20, 2011, HRMY has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by HRMY with any Tax authority prior to the date hereof, except such Returns which are not material to HRMY.  All such Returns are true, correct and complete and HRMY has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon HRMY or its financial condition.  HRMY has paid all Taxes and late filing fees shown to be due on such Returns.

(ii)        All Taxes that HRMY is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)         HRMY has no material Tax deficiency outstanding, proposed or assessed against HRMY, and HRMY has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)         No audit or other examination of any Returns of HRMY by any Tax authority is known by HRMY to be presently in progress, nor has HRMY been notified of any request for such an audit or other examination.

(v)          No adjustment relating to any Returns filed by HRMY has been proposed in writing, formally or informally, by any Tax authority to HRMY or any representative thereof.

(vi)         HRMY has no liability for any Taxes whether or not such Taxes are currently due and payable.

For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

Section 2.16           Absence of Liabilities.  HRMY has no liabilities or obligations of any kind or nature.

Section 2.17           No Agreements.  HRMY is not a party to any agreement, commitment or instrument, whether oral or written, which imposes any obligations or liabilities on HRMY after the Closing.

Section 2.18           OTC Bulletin Board Quotation.  HRMY Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  There is no known action or known proceeding pending or threatened in writing against HRMY by OTCBB, DTC or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the HRMY Common Stock on the OTCBB, or suspend or terninate DTC eligibility of HRMY Common Stock.

Section 2.19           Corporate Records.  All corporate records and documents prepared by or on behalf of HRMY known to NuVel and NuVel Holders, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents prepared by or on behalf of HRMY (the “Corporate Records”) are true, complete and accurate in all material respects.  The corporate minute book of HRMY known to NuVel and NuVel Holders contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of HRMY (and any committees thereof), similar governing bodies and shareholders (the “Minute Book”). The Corporate Records and Minute Book, to the extent such documents have not been previously delivered to NuVel, will be delivered to NuVel at Closing.

Section 2.20           Disclosure. HRMY acknowledges and agrees that the representations and warranties by HRMY in this Article II are true and complete in all material respects and, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AFFILIATE HRMY HOLDERS

Each of the Affiliate HRMY Holders severally represents and warrants that:

Section 3.1             Authorization and Validity of Agreements.  Affiliate HRMY Holder has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. If such Affiliate HRMY Holder is an entity, such Affiliate HRMY Holder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by the Affiliate HRMY Holder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the Affiliate HRMY Holder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  No approvals by the shareholders of the Affiliate HRMY are required for the Affiliate HRMY Holder to consummate the transactions contemplated hereby.

Section 3.2             No Conflict or Violation.  The execution, delivery and performance of this Agreement by such Affiliate HRMY Holder does not and will not violate or conflict with any provision of the constituent documents of the Affiliate HRMY Holder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 3.3             Title to Securities. Affiliate HRMY Holder is the sole record and beneficial owner of the shares of HRMY Common Stock held by such holder and has sole managerial and dispositive authority with respect to such securities.  Affiliate HRMY Holder has not granted any person a proxy with respect to the shares of HRMY Common Stock held by such holder that has not expired or been validly withdrawn.  The sale and delivery by the Affiliate HRMY Holder of the shares of HRMY Common Stock held by such holder to NuVel pursuant to this Agreement will vest in NuVel legal and valid title to the shares, free and clear of all Encumbrances, other than encumbrances created by the NuVel and restrictions on the resale of the shares under applicable securities laws.

Section 3.4             Brokers’ Fees.  Affiliate HRMY Holder is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against HRMY, NuVel or NuVel Holders for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by Affiliate HRMY Holder.

Section 3.5             Disclosure. Affiliate HRMY Holder acknowledges and agrees that the representations and warranties by Affiliate HRMY Holder in this Article III are true and complete in all material respects and, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

Section 3.6             Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by the Affiliate HRMY Holder at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NUVEL

NuVel represents and warrants that:

Section 4.1             Corporate Organization. NuVel is duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and in good standing in California and in each other jurisdiction in where the nature of the business conducted by NuVel or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of NuVel (an "NuVel Material Adverse Effect").

Section 4.2             Capitalization of NuVel; Title to the NuVel Securities.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, NuVel shall have authorized 10,000 shares of common stock, par value $.001 per share, of which 10,000 shares were issued and outstanding, and such shares are duly authorized validly issued fully paid and non-assessable. The foregoing shares are the sole authorized issued and  outstanding shares of capital stock of NuVel.

Section 4.3             Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of NuVel in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 4.4             Brokers’ Fees. Nuvel is not, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.  No person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against Nuvel for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by Nuvel.

Section 4.5             Survival; Representation Date.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by NuVel at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

Section 4.6             Authorization and Validity of Agreements.  Nuvel has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Nuvel and the consummation by Nuvel of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Nuvel, and no other corporate proceedings or actions on the part of Nuvel are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No Nuvel shareholders approvals are required to consummate the transactions contemplated hereby.

Section 4.7             Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Nuvel or performance by Nuvel of its obligations hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NUVEL HOLDERS

Each of the NuVel Holders severally represents and warrants that:

Section 5.1             Authorization and Validity of Agreements.  NuVel Holder has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. If such NuVel Holder is an entity, such NuVel Holder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by the NuVel Holder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the NuVel Holder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 5.2             No Conflict or Violation.  The execution, delivery and performance of this Agreement by such NuVel Holder does not and will not violate or conflict with any provision of the constituent documents of the NuVel Holder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 5.3             Investment Representations.  (a) All of the HRMY Common Stock to be acquired by the NuVel Holder pursuant to this Agreement will be acquired hereunder solely for the account of such NuVel Holder, for investment, and not with a view to the resale or distribution thereof. Each NuVel Holder understands and is able to bear any economic risks associated with such NuVel Holder’s investment in the HRMY Common Stock. Each NuVel Holder has had full access to all the information such NuVel Holder considers necessary or appropriate to make an informed investment decision with respect to the HRMY Common Stock to be acquired under this Agreement.

Section 5.4             NuVel Holder Status. The NuVel Holder is either (i) an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act), or (ii) not a “U.S. person” (as such term is defined in Regulation S promulgated under the 1933 Act) and is not acquiring the HRMY Common Stock  for the benefit of any U.S. person.

Section 5.5             Reliance on Exemptions.  Such NuVel Holder understands that the HRMY Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that HRMY is relying upon, among other things, the truth and accuracy of, and such NuVel Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such NuVel Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such NuVel Holder to acquire the HRMY Common Stock.

Section 5.6             Information.  Such NuVel Holder and its advisors, if any, have been furnished with all materials relating to the offer and sale of the HRMY Common Stock which have been requested by such NuVel Holder. Such NuVel Holder and its advisors, if any, have been afforded the opportunity to ask questions of HRMY.  Neither such inquiries nor any other due diligence investigations conducted by such NuVel Holder or its advisors, if any, or its representatives shall modify, amend or affect such NuVel Holder’s right to rely on the representations and warranties contained herein. Such NuVel Holder understands that its investment in the HRMY Common Stock involves a high degree of risk and is able to afford a complete loss of such investment.  Such NuVel Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the HRMY Common Stock.

Section 5.7             No Governmental Review.  Such NuVel Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the HRMY Common Stock or the fairness or suitability of the investment in the HRMY Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the HRMY Common Stock.

Section 5.8             Transfer or Resale.  Such NuVel Holder understands:  (i) the HRMY Common Stock issuable to the NuVel Holder under this Agreement has not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such NuVel Holder shall have delivered to HRMY an opinion of counsel, in a form reasonably acceptable to HRMY, to the effect that such HRMY Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such NuVel Holder provides HRMY with assurance reasonably acceptable to HRMY that such HRMY Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the HRMY Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the HRMY Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) none of HRMY or any other person is under any obligation to register the HRMY Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 5.9             Survival.  Each of the representations and warranties set forth in this Article V shall be deemed represented and made by the NuVel Holder at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE VI

COVENANTS

Section 6.1             Certain Changes and Conduct of Business. From and after the date of this Agreement and until the Closing Date, HRMY shall not, and the Affiliate HRMY Holders shall cause HRMY not to, carry out any business other than maintaining its corporate existence and making any governmental filings necessary and in a manner consistent with all representations, warranties or covenants of HRMY and the Affiliate HRMY Holders and shall not and shall cause HRMY to not:

i.      make any change in its Articles of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

ii.     A.          incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof; or

        B.           issue any securities convertible or exchangeable for debt or equity securities of HRMY;

iii.    make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

iv.   subject any of its assets, or any part thereof, to any lien or suffer such to be imposed;

v.    acquire any assets, raw materials or properties, or enter into any other transaction;

vi.   enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

vii.	make or commit to make any material capital expenditures;

viii.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

ix.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

x.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xi.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xii.	make any loan, advance or capital contribution to or investment in any person;

xiii.	make any change in any method of accounting or accounting principle, method, estimate or practice;

xiv.	settle, release or forgive any claim or litigation or waive any right;

xv.	commit itself to do any of the foregoing.

Section 6.2            Access to Properties and Records.  HRMY shall afford to NuVel’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 6.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 6.3            Consents and Approvals.  The parties shall:

(a)            use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b)           diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 6.4            Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 6.5           Stock Issuance.  From and after the date of this Agreement until the Closing Date, HRMY shall issue no additional shares of its capital stock or other securities except for the HRMY Common Stock to be issued pursuant to this Agreement.

Section 6.6           Payment of Liabilities. Prior to or at the Closing, HRMY shall pay, in full any additional liabilities or obligations incurred by HRMY since the date of this Agreement, including any and all liabilities or obligations incurred by HRMY in connection with the transactions contemplated by this Agreement.

Section 6.7            Indemnification.

(a)           The Escrow Agent (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless NuVel and NuVel Holders (the “Indemnified Parties”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties due to or arising out of any breach or inaccuracy of any representation or warranty of HRMY and Affiliate HRMY Holders under Article II hereof, or any covenant, agreement or obligation of HRMY and Affiliate HRMY Holders hereunder or in any other certificate, instrument or document contemplated hereby or thereby (“Damages”), for a period of eighteen (18) months from the Closing Date (the “Indemnification,” and the period herein is referred to as the “Indemnification Period”), provided that the Escrow Agent’s liability under this Section 6.7(a) shall be limited to $430,000.  The Indemnifying Party shall not be obligated to make any payment for Indemnification in respect of any claims for Damages that are made by the Indemnified Parties after the expiration of the Indemnification Period; provided, however, that the obligations of the Indemnifying Party under the Indemnification shall remain in full force and effect in respect of any claims for Damages which are made prior to, and remain pending at, the expiration of the Indemnification Period.

(b)           Promptly after the receipt by the Indemnified Party of notice of any action, proceeding, claim or potential claim (any of which is hereinafter individually referred to as a “Circumstance”) which could give rise to a right to indemnification under this Agreement, the Indemnified Party shall give prompt written notice to the Indemnifying Party. Such notice shall specify in reasonable detail the basis and amount, if ascertainable, of any claim that would be based upon the Circumstance. The failure to give such notice promptly shall relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the

Indemnified Party establishes that the Indemnifying Party either had knowledge of the Circumstance or was not prejudiced by the failure to give notice of the Circumstance. The Indemnifying Party shall have the right, at its option, to compromise or defend the claim, at its own expense and by its own counsel, and otherwise control any such matter involving the asserted liability of the Indemnified Party. An Indemnifying Party shall not be liable for any costs of settlement incurred without the written consent of the Indemnifying Party. If the Indemnifying Party undertakes to compromise or defend any asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of or defense against any such asserted liability. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of any Circumstance.

(c)           The Escrow Agent (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless NuVel and NuVel Holders (the “Indemnified Parties”) from and against any and all liabilities, obligations, claims, losses, expenses, damages, actions, liens and deficiencies (including reasonable attorneys’ fees) which exist, or which may be imposed on, incurred by or asserted against the Indemnified Parties by any Non-Affiliate HRMY Holder.  The Indemnifying Party hereby agrees that there shall be no time limitation or liability limit on the Escrow Agent’s liability under this Section 6.7(b) except for the applicable statute of limitations.

Section 6.8           Board of Directors and Officers.  The Affiliate HRMY Holders shall cause HRMY to set the size of its Board of Directors at three members, appoint the following designees of NuVel: Jay Elliot, Gregory Osborn and Charles Resnick to the Board of Directors at the Closing and obtain any necessary resignations from members of the Board of Directors so that immediately after the effectiveness of the Information Statement the Board of Directors shall consist of the designees of NuVel listed in this Section 6.8.  At the Closing, the Affiliate HRMY Holders shall cause the officers of HRMY to resign and shall cause the Board of Directors of HRMY to appoint the following designees of NuVel as the officers of HRMY: Jay Elliot as the Chief Executive Officer, and Jorge Fernandez as the Chief Financial Officer.

Section 6.9           Information Statement.  The Affiliate HRMY Holders shall cause HRMY to file the information statement regarding a change in the majority of directors of HRMY pursuant to Rule 14f-1 as promulgated under the Securities Exchange Act of 1934, as amended (the “Information Statement”) with the SEC, and to mail the Information Statement to its stockholders, on the Closing Date or promptly thereafter.  The Information Statement shall be prepared by NuVel’s counsel, and prior to filing with the SEC, shall be subject to review and comment by Affiliate HRMY Holders. The cost of such mailing and SEC filing to be borne by NuVel.

Section 6.10         Interim Actions of the Parties.

(a)           Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII hereof, neither HRMY nor the HRMY Holders nor any of their respective affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchaser and its Affiliates) that may be considering or has made an Acquisition Proposal.

(b)           Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII hereof, neither the HRMY Holders, nor NuVel, nor NuVel Holders, nor any of their respective affiliates shall engage directly or indirectly in any transaction involving any of the securities of HRMY other than as contemplated by this Agreement.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the shares of HRMY Common Stock or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.

Section 6.10         HRMY Shares.  Immediately after the Closing, NuVel shall purchase from the Affiliate HRMY Holders an aggregate of 6,580,000 shares of HRMY Common Stock (the “Affiliate HRMY Shares”) for an aggregate purchase price of $350,000 (the “Affiliate HRMY Shares Purchase Price”).  The Affiliate HRMY Holders hereby agree to cause the Non-Affiliate HRMY Holders cancel shares of HRMY Common Stock held by such holders effective immediately after the Closing, provided that the Affiliate HRMY Shares Purchase Price has been paid to the Affiliate HRMY Holders.

Section 6.11         Deposit. The HRMY Holders, NuVel and NuVel Holders acknowledge that $100,000 (“Deposit”) was deposited by NuVel into an escrow account (“Escrow Account”) pursuant to a Deposit Agreement between NuVel, one of the Affiliate HRMY Holders and the Escrow Agent (the “Escrow Agent”) dated as of December 19, 2011 (the “Escrow Agreement”).  The Deposit shall be disbursed from the Escrow Account by the Escrow Agent and paid: (i) to the Affiliate HRMY Holders, if the transactions contemplated by this Agreement fail to close on or before December 31, 2011 (the “Closing Deadline”), provided, however, that such failure to close the transactions contemplated by this Agreement by the Closing Deadline has not been due to a material breach of any representation, warranty, covenant, agreement or obligation of the HRMY Holders and HRMY hereunder or in any other certificate, instrument or document contemplated hereby or thereby by the HRMY Holders and HRMY, including failure to deliver the stock certificates representing all the shares of HRMY Common Stock held by HRMY Holders as set forth in this Agreement, in which case the Deposit shall be returned by the Escrow Agent to NuVel, or (ii) to the Affiliate HRMY Holders as partial payment of the Affiliate HRMY Shares Purchase Price, if the transactions contemplated by this Agreement close.  The Deposit shall be held and disbursed pursuant to the terms of the Escrow Agreement and this Agreement.

Section 6.12         Immediately upon the Closing, HRMY shall file the Articles of Share Exchange with the Florida Secretary of State.

Section 6.13         Release.  Effective upon the Closing, for good and valuable consideration, the sufficiency of which is hereby acknowledged, each Affiliate HRMY Holder, their subsidiaries, officers, directors and employees, successors, affiliates and assigns (the “Releasors”) hereby release and discharge HRMY, its subsidiaries, affiliates, agents, representatives, directors, officers, employees, past and present, and successors in interest (the “Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands in law, admiralty or equity, which the Releasors ever had, now have, or hereafter can, shall or may have from the beginning of the world to the date of this Release.

ARTICLE VII

CONDITIONS

Section 7.1           Conditions to the Obligations of Each Party.  The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing Date of the following conditions:

(a)           Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

(b)           No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of HRMY shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

(c)           No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened.

Section 7.2           Conditions to the Obligations of NuVel and NuVel Holders.  The obligations of NuVel and NuVel Holders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by NuVel and NuVel Holders in their sole discretion:

(a)           All representations and warranties of HRMY and Affiliate HRMY Holders made in this Agreement shall be true and correct on and as of the Closing Date as if again made as of such date.

(b)           HRMY and Affiliate HRMY Holders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)           NuVel and NuVel Holders shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of HRMY and Affiliate HRMY Holders or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request including the following:

(i)           original stock certificates representing shares of HRMY Common Stock issuable to them pursuant to this Agreement;

(ii)           original stock certificates representing the shares of HRMY Common Stock held by the Affiliate HRMY Holders and the Non-Affiliate HRMY Holders with stock powers duly endorsed in blank;

(iii)           a full and complete release by each of the Affiliate HRMY Holders of HRMY from any and all liabilities, claims and obligations, arising prior to the Closing, that such holders may have against HRMY, in the form attached hereto as Exhibit D;

(iv)           resignations of such of the current directors and officers from their positions as directors and officers of HRNY as requested by NuVel;

(v)           duly executed corporate actions fixing the size of the Board at five members, accepting any resignations from current officers and directors, appointing NuVel designees set forth in Section 6.8 as directors of HRMY effective upon the effectiveness of the Information Statement and appointing NuVel designees set forth in Section 6.8 as officers of HRMY effective  upon the Closing;

(vi)           all Corporate records relating to HRMY, wherever located, to the extent such Corporate Records have not been previously delivered to NuVel; and

(vii)           a joint instruction letter signed by Sahej Holdings, Inc. and addressed to the Escrow Agent (as defined under Section 6.11 hereof) setting forth the disbursement of the Deposit from the Escrow Account (as defined in Section 6.11) at the Closing, as partial payment of the Affiliate HRMY Shares Purchase Price.

(d)           As of the Closing Date, HRMY shall have no liabilities or contingent liabilities (other than its rights and obligations under contracts with its transfer agent, Globex Transfer, LLC).

Section 7.3           Conditions to the Obligations of HRMY and Affiliate HRMY Holders.  The obligations of HRMY and Affiliate HRMY Holders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by HRMY and Affiliate HRMY Holders in their sole discretion:

(a)           All representations and warranties of NuVel and NuVel Holders made in this Agreement shall be true and correct on and as of the Closing Date as if again made as of such date.

(b)           NuVel and NuVel Holders Holders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)           HRMY and Affiliate HRMY Holders shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of NuVel and NuVel Holders or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request including the following:

(i)           original stock certificates representing the shares of NuVel Common Stock held by the NuVel Holders with stock powers duly endorsed in blank; and

(ii)           the payment by wire transfer of $250,000 in immediately available funds.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1           Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)           By the mutual written consent of the parties;

(b)           By the Affiliate HRMY Holders, upon a material breach of any representation, warranty, covenant or agreement on the part of NuVel or the NuVel Holders set forth in this Agreement, or if any representation or warranty of NuVel or the NuVel Holders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)           By NuVel, upon a material breach of any representation, warranty, covenant or agreement on the part of HRMY or the Affiliate HRMY Holders set forth in this Agreement, or, if any representation or warranty of HRMY and the Affiliate HRMY Holders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

(d)           By any party, if the Closing shall not have consummated on or before the Closing Deadline, provided, however, that the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the Closing Deadline;

(e)           By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2           Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination or forfeiture of Deposit under the Escrow Agreement.

Section 8.3           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, except as set forth in Sections 6.11 and 8.4 hereof, there shall be no liability or obligation on the part of any party to this Agreement, or any of their respective officers, directors, shareholders, agents or affiliates, except that the provisions of this Section 8.3, Section 8.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, no parties shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.  Upon termination of this Agreement, the Deposit shall be disbursed pursuant to the terms of the Escrow Agreement and Section 6.11 of this Agreement.

Section 8.4           Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1           Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2          Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3          Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4          Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to NuVel to:

NuVel Inc.
315 University Avenue
Los Gatos, CA 95030
Attn: Mr. Jay Elliot, Chief Executive Officer
Fax:

with a copy to:

Guzov Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 212-688-7273

If to HRMY, to:

Harmony Metals, Inc.
6538 Collins Avenue, Suite 476
Miami, Florida  33141
Attn.: Olivia G. Ruiz, President
Fax: 501-639-1909

Email: harmonymetalsdesigns@gmail.com

If to the Escrow Agent, to:

Law Offices of Michael H. Hoffman, P.A.
1521 Alton Road, No. 284
Miami Beach, Florida 33139
Phone: (786) 280-7575
Fax:  (305) 865-3430
Email:  michael@myseclawyer.com

If to the NuVel Holders, to the names and addresses as set forth on Exhibit A hereto;

If to the Affiliate HRMY Holders, to the names and addresses as set forth on Exhibit B hereto;

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6           Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8            Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9             Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10          Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11          Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12           Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

SAHEJ HOLDINGS, INC.	NUVEL INC.

By: ________________________________________	By: ____________________________
Name: ________________________________________	Name: ____________________________
Title: ________________________________________	Title: ____________________________

HARMONY METALS, INC.

By: ________________________________________
Name: ________________________________________
Title: ________________________________________

/s/ OLIVIA G. RUIZ __
OLIVIA G. RUIZ

/s/ SETH M. WEINSTEIN
SETH M. WEINSTEIN

LAW OFFICES OF MICHAEL H. HOFFMAN, P.A.

By: /s/ Michael H. Hoffman
Michael H. Hoffman, Esq., President

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

NUVEL HOLDERS:

/s/   JAY ELLIOT
       JAY ELLIOT

/s/  RANDY HAGIN
      RANDY HAGIN

/s/  AAMER AZAM
      AAMER AZAM

/s/  BRIAN CARMAN
      BRIAN CARMAN

/s/  GEOFFREY TCHEONG
      GEOFFREY TCHEONG

/s/  LIZA LEYVA
      LIZA LEYVA

/s/  GREGORY OSBORN
      GREGORY OSBORN

/s/  CHARLES RESNICK
      CHARLES RESNICK

/s/  CHARLEY KRAUSE
      CHARLEY KRAUSE

/s/  JIM ROBINSON
      JIM ROBINSON

/s/   KEVIN DALY
       KEVIN DALY

/s/  CRAIG SHERMAN
       CRAIG SHERMAN

/s/  CHRIS SHAW
      CHRIS SHAW

/s/  MAX LEVINE
      MAX LEVINE

/s/  ROSS BICKMAN
      ROSS BICKHAM

EXHIBIT A

NUVEL HOLDERS

Name and Address of NuVel Holder	Shares of NuVel Common Stock Being Exchanged	Shares of HRMY Common Stock Being Issued in Exchange

A - 1

EXHIBIT B

AFFILIATE HRMY HOLDERS

Name and Address of HRMY Holder	HRMY Common Stock Being Sold

B - 1

EXHIBIT C

NON-AFFILIATE HRMY HOLDERS

Name of Non-Affiliate HRMY Holder	Shares of HRMY Common Stock

C - 1